                                                                    EXHIBIT 11.1

                             CAMBRIDGE HEART, INC.

                       COMPUTATION OF NET LOSS PER SHARE

                                            FOR THE YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1995         1996         1997
                                          -----------  -----------  -----------
Net loss................................. $(2,496,958) $(4,034,879) $(6,047,619)
Weighted average shares outstanding:
 Shares attributable to common stock
  outstanding............................   3,126,569    6,073,865   10,451,560
                                          -----------  -----------  -----------
Net loss per share--basic and diluted.... $    (0.80)  $     (0.66) $     (0.58)
                                          ===========  ===========  ===========

  Potential common stock, including options, warrants and convertible preferred stock, have been excluded from the computation of diluted earnings per share, as their effect would be anti-dilutive.